EXHIBIT 99

As more fully described below, this Current Report on Form 8-K includes supplemental unaudited reclassified business segment net sales and operating income information (provided on an annual and quarterly basis for the years ended December 31, 2008, 2007 and 2006). This supplemental unaudited information is being provided to show reclassified historical results for business segment realignments, including both product moves between business segments and reporting changes related to revised U.S. performance measures. The Company did not operate under the realigned segment structure for any of these prior periods and will begin to report comparative results under the new structure effective with the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Effective in the first quarter of 2009, 3M made certain product moves between its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. There were no changes in business segments related to product moves for the Health Care segment, Display and Graphics segment or Electro and Communications segment, or 3M in total. The product moves between business segments are summarized as follows:

•                  Certain 3M window films, such as 3M™ Scotchtint™ Window Film for buildings and 3M™ Ultra Safety and Security Window Film for property and personal protection during destructive weather conditions, were previously part of the Building and Commercial Services Division within the Safety, Security and Protection Services business segment. These window films were transferred to the newly created Renewable Energy Division, which is part of the Industrial and Transportation business segment. The Renewable Energy Division consists of current 3M solar energy creation and management products and solutions, as well as products focused on the renewable energy markets. Renewable Energy’s portfolio includes various 3M products for solar energy production and solar energy management (such as window films) and also includes responsibility for wind, geothermal and biofuel oriented products. The preceding product moves resulted in an increase in net sales for total year 2008 of $152 million for Industrial and Transportation, which was offset by a corresponding decrease in net sales for Safety, Security and Protection Services.

•                  3M acquired Aearo Holding Corp., the parent company of Aearo Technologies Inc. (hereafter referred to as Aearo), in April 2008. Aearo manufactures and sells personal protection and energy absorbing products through both the Industrial and Consumer retail channels. The consumer retail portion of Aearo’s business manufactures and markets personal safety products, including safety glasses and hearing protectors, among other products, to the do-it-yourself consumer retail markets. The do-it-yourself retail market portion of 3M’s Aearo business (previously in the Occupational Health and Environmental Safety Division within the Safety, Security and Protection Services business segment) was transferred to the Construction and Home Improvement Division within the Consumer and Office business segment. The preceding product moves resulted in an increase in net sales for total year 2008 of $49 million for Consumer and Office, which was offset by a corresponding decrease in net sales for Safety, Security and Protection Services.

Also, during the first quarter of 2009, 3M changed its segment reporting measures to include dual credit to business segments for certain U.S. sales and related operating income. Management now evaluates each of its six operating business segments based on net sales and operating income performance, including dual credit U.S. reporting. This change was made to further incentivize U.S. sales growth. As a result, 3M now provides additional (“dual”) credit to those business segments selling products in the U.S. to an external customer when that segment is not the primary seller of the product. For example, certain respirators are primarily sold by the Occupational Health and Environmental Safety Division within the Safety, Security and Protection Services business segment; however, the Industrial and Transportation business segment also sells this product to certain customers in its U.S. markets. In this example, the non-primary selling segment (Industrial and Transportation) would also receive credit for the associated net sales it initiated and the related approximate operating income. The assigned operating income related to dual credit activity may differ from operating income that would result from actual costs associated with such sales. The offset to the dual credit business segment reporting is reflected as a reconciling item entitled “Elimination of Dual Credit,” such that sales and operating income for the U.S. in total are unchanged.

The impact of the preceding changes on previously reported 2008 business segment net sales and operating income is summarized as follows:

	NET SALES			OPERATING INCOME
Year ended Dec. 31, 2008	Previously			Previously
(Dollars in millions)	Reported	Revised	Change	Reported	Revised	Change
Industrial and Transportation	$7,818	$8,173	$355	$1,477	$1,548	$71
Health Care	4,293	4,303	10	1,173	1,175	2
Safety, Security and Protection Services	3,642	3,450	(192)	736	710	(26)
Consumer and Office	3,448	3,578	130	663	683	20
Display and Graphics	3,255	3,268	13	580	583	3
Electro and Communications	2,791	2,835	44	531	540	9
Corporate and Unallocated	22	23	1	58	58	—
Elimination of Dual Credit	—	(361)	(361)	—	(79)	(79)
Total Company	$25,269	$25,269	$—	$5,218	$5,218	$—

3M’s businesses are organized, managed and internally grouped into segments based on differences in products, technologies and services. Effective in the first quarter of 2009, 3M continues to manage its operations in six operating business segments: Industrial and Transportation segment; Health Care segment; Safety, Security and Protection Services segment; Consumer and Office segment; Display and Graphics segment; and the Electro and Communications segment. 3M’s six business segments bring together common or related 3M technologies, enhancing the development of innovative products and services and providing for efficient sharing of business resources. These segments have worldwide responsibility for virtually all 3M product lines. 3M is not dependent on any single product or market. Transactions among reportable segments are recorded at cost. 3M is an integrated enterprise characterized by substantial intersegment cooperation, cost allocations and inventory transfers. Therefore, management does not represent that these segments, if operated independently, would report the financial information shown. The difference between operating income and pre-tax income relates to interest income and interest expense, which are not allocated to business segments.

Supplemental Unaudited Business Segment Information

Based on Segment Structure and Dual Credit Reporting Effective in the First Quarter of 2009

Net Sales

NET SALES	First	Second	Third	Fourth	Total
(Millions)	Quarter	Quarter	Quarter	Quarter	Year
Industrial and Transportation
2008	$2,182	$2,178	$2,078	$1,735	$8,173
2007	1,881	1,902	1,903	1,953	7,639
2006	1,765	1,758	1,750	1,724	6,997

Health Care
2008	$1,080	$1,120	$1,066	$1,037	$4,303
2007	965	991	964	1,060	3,980
2006	970	1,003	1,002	1,050	4,025

Safety, Security and Protection Services
2008	$821	$979	$921	$729	$3,450
2007	725	764	733	722	2,944
2006	613	632	660	651	2,556

Consumer and Office
2008	$855	$939	$988	$796	$3,578
2007	835	855	924	880	3,494
2006	762	791	875	826	3,254

Display and Graphics
2008	$875	$849	$857	$687	$3,268
2007	929	1,009	1,020	958	3,916
2006	918	909	987	944	3,758

Electro and Communications
2008	$735	$760	$740	$600	$2,835
2007	674	704	721	706	2,805
2006	659	688	684	665	2,696

Corporate and Unallocated
2008	$6	$9	$6	$2	$23
2007	28	21	19	11	79
2006	12	14	10	9	45

Elimination of Dual Credit
2008	$(91)	$(95)	$(98)	$(77)	$(361)
2007	(100)	(104)	(107)	(84)	(395)
2006	(104)	(107)	(110)	(87)	(408)

Total Company
2008	$6,463	$6,739	$6,558	$5,509	$25,269
2007	5,937	6,142	6,177	6,206	24,462
2006	5,595	5,688	5,858	5,782	22,923

Supplemental Unaudited Business Segment Information

Based on Segment Structure and Dual Credit Reporting Effective in the First Quarter of 2009

Operating Income

Refer to Note 2 and Note 4 to the Consolidated Financial Statements in 3M’s 2008 Annual Report on Form 10-K for disclosure of items that significantly impacted 2008, 2007 and 2006 business segment reported operating income. The most significant items impacting 2008, 2007 and 2006 operating income are the gain or loss on sale of businesses, primarily the gain on sale of the global branded pharmaceuticals business (within the Health Care segment), and restructuring and other actions. Operating income presented in the table that follows includes the impact of these significant items.

Corporate and Unallocated operating income principally includes corporate investment gains and losses, certain derivative gains and losses, insurance-related gains and losses, certain litigation and environmental expenses, corporate restructuring program charges and certain under- or over-absorbed costs (e.g. pension) that the Company may choose not to allocate directly to its business segments. Because this category includes a variety of miscellaneous items, it is subject to fluctuation on a quarterly and annual basis.

OPERATING INCOME	First	Second	Third	Fourth	Total
(Millions)	Quarter	Quarter	Quarter	Quarter	Year
Industrial and Transportation
2008	$492	$427	$415	$214	$1,548
2007	433	381	400	366	1,580
2006	397	339	360	310	1,406

Health Care
2008	$322	$310	$294	$249	$1,175
2007	1,062	280	260	282	1,884
2006	299	261	288	1,000	1,848

Safety, Security and Protection Services
2008	$196	$186	$212	$116	$710
2007	173	132	148	130	583
2006	154	134	135	115	538

Consumer and Office
2008	$170	$187	$223	$103	$683
2007	182	170	198	160	710
2006	155	140	197	159	651

Display and Graphics
2008	$188	$185	$162	$48	$583
2007	297	351	284	234	1,166
2006	295	239	291	222	1,047

Electro and Communications
2008	$149	$153	$158	$80	$540
2007	112	137	122	130	501
2006	120	116	126	58	420

Corporate and Unallocated
2008	$4	$22	$70	$(38)	$58
2007	(136)	(31)	36	(13)	(144)
2006	(28)	(30)	(31)	(35)	(124)

Elimination of Dual Credit
2008	$(20)	$(21)	$(21)	$(17)	$(79)
2007	(22)	(23)	(23)	(19)	(87)
2006	(23)	(24)	(24)	(19)	(90)

Total Company
2008	$1,501	$1,449	$1,513	$755	$5,218
2007	2,101	1,397	1,425	1,270	6,193
2006	1,369	1,175	1,342	1,810	5,696

Supplemental Unaudited Business Segment Information

Based on Segment Structure and Dual Credit Reporting Effective in the First Quarter of 2009

Reconciliation of GAAP to Non-GAAP Operating Income

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company also discusses non-GAAP measures that exclude special items. Operating income measures that exclude special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the Company’s ongoing operations. The Company uses these non-GAAP measures to evaluate and manage the Company’s operations. The Company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

As discussed in 3M’s 2008 Annual Report on Form 10-K, 2008 results included net losses for special items that reduced operating income by $269 million. 2008 included restructuring actions ($229 million), exit activities ($58 million) and losses related to the sale of businesses ($23 million), which were partially offset by a gain on sale of real estate ($41 million). These net losses were recorded in the second quarter of 2008 ($42 million), third quarter of 2008 ($8 million) and fourth quarter of 2008 ($219 million).

As also discussed in 3M’s 2008 Annual Report on Form 10-K, 2007 results included net gains for special items that increased operating income by $681 million. 2007 included gains related to the sale of businesses ($849 million) and a gain on sale of real estate ($52 million), which were partially offset by increases in environmental liabilities ($134 million), restructuring actions ($41 million), and other exit activities ($45 million). Net gains of $653 million were recorded for the three-months ended March 31, 2007 (first quarter of 2007), in addition to net gains of $22 million in the second quarter of 2007, net gains of $26 million in the third quarter of 2007, and net losses of $20 million in the fourth quarter of 2007.

As also discussed in 3M’s 2008 Annual Report on Form 10-K, 2006 results included net gains for special items that increased operating income by $523 million. 2006 included net benefits from gains related to the sale of certain portions of 3M’s branded pharmaceuticals business ($1.074 billion), which were partially offset by restructuring actions ($403 million), acquired in-process research and development expenses ($95 million), settlement costs of a previously disclosed antitrust class action ($40 million), and environmental obligations related to the pharmaceuticals business ($13 million).  These items primarily impacted the three-months ended December 31, 2006 (fourth quarter of 2006) with net gains totaling $585 million, except for the $40 million in settlement costs which were incurred in the second quarter of 2006 and certain costs related to the Company’s efforts to sell its pharmaceuticals business ($9 million in the second quarter of 2006 and $13 million in the third quarter of 2006).

The reconciliation provided below, which has been revised from what was previously reported to reflect the segment realignment effective in the first quarter of 2009, reconciles the non-GAAP operating income measure by business segment with the most directly comparable GAAP financial measure for the twelve months ended December 31, 2008, 2007 and 2006. There was no change in total worldwide consolidated operating income compared to what was previously reported.

	Twelve-months ended Dec. 31, 2008
OPERATING INCOME BY	Revised		Adjusted
BUSINESS SEGMENT	Operating	Special	Non-GAAP
(Millions)	Income	items	Oper. Income
Industrial and Transportation	$1,548	$66	$1,614
Health Care	1,175	60	1,235
Safety, Security and Protection Services	710	38	748
Consumer and Office	683	18	701
Display and Graphics	583	42	625
Electro and Communications	540	7	547
Corporate and Unallocated	58	38	96
Elimination of Dual Credit	(79)	—	(79)
Total Operating Income	$5,218	$269	$5,487

	Twelve-months ended Dec. 31, 2007			Twelve-months ended Dec. 31, 2006
OPERATING INCOME BY	Revised	Adjusted		Revised		Adjusted
BUSINESS SEGMENT	Operating	Special	Non-GAAP	Operating	Special	Non-GAAP
(Millions)	Income	items	Oper. Income	Income	Items	Oper. Income
Industrial and Transportation	$1,580	$9	$1,589	$1,406	$15	$1,421
Health Care	1,884	(791)	1,093	1,848	(673)	1,175
Safety, Security and Protection Services	583	29	612	538	10	548
Consumer and Office	710	—	710	651	—	651
Display and Graphics	1,166	(51)	1,115	1,047	31	1,078
Electro and Communications	501	41	542	420	54	474
Corporate and Unallocated	(144)	82	(62)	(124)	40	(84)
Elimination of Dual Credit	(87)	—	(87)	(90)	—	(90)
Total Operating Income	$6,193	$(681)	$5,512	$5,696	$(523)	$5,173